EXHIBIT 10.2

April 16, 2015

Via E-mail to stevemacusa@att.net
Mr. Steven Scheinkman
315 Meigs Rd, Suite A
Santa Barbara, CA 93109

Re: Offer of Employment as President & Chief Executive Officer

Dear Steve:

On behalf of A. M. Castle & Co. (“A.M. Castle” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company, working at the Company’s corporate headquarters in Oak Brook, Illinois. Your appointment and the compensation package outlined herein are subject to approval by the Company’s Board of Directors (the “Board”). For purposes of this letter, your first day of work at the Company will be considered your “Employment Start Date.”

The terms of this offer are described below:

Duties and Responsibilities:
You will have the responsibilities, duties, and authority as are commensurate with the position of president and chief executive officer of an entity comparable to the Company in the United States including, but not limited to, the powers and duties set forth in the Bylaws of the Company for such office. You will report solely and directly to (i) the Board or (ii) a director or group of directors designated by the Board. The Board may assign other duties and rights to you from time to time and shall have the right to modify your responsibilities from time to time as the Board may deem reasonably necessary or appropriate, provided that such duties, rights, and responsibilities are consistent with your titled position.

Manner of Employment:
During your employment with the Company, you will faithfully, diligently, and competently perform your responsibilities and duties as President and Chief Executive Officer of the Company. The foregoing shall not be construed as preventing you from engaging in other activities as agreed separately in writing between you and the Board or in appropriate civic or charitable activities which are not in conflict with the Company’s civic or community activities or adverse to the policies or interests of the Company, or, after the second anniversary of your Employment Start Date and with prior approval from the Board, from serving as a member of the board of directors of one or more for-profit entities, which do not compete with the Company, as long as such activities do not unduly interfere or conflict with your responsibilities to the Company.

Base Salary:
Your starting annual base salary will be $650,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal bi-weekly payroll practices and is subject to annual review.

Executive Incentive Plans:
You will be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) beginning in 2015, with a target incentive opportunity of 125% of your annual Base Salary, and a maximum incentive opportunity of 250% of your annual Base Salary. The targets for the 2015 STIP will be based on the 2015 Operating Plan as approved by the Board. To the extent the Company continues the “Performance Modifier” component in place with the current STIP Plan, your maximum incentive opportunity in 2015 could be 300% of your annual Base Salary. The Performance Modifier component of the STIP Program is designed to reward “superior performance” and is not guaranteed.

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In addition, you will be eligible to participate in the Company’s Long Term Compensation Plan (“LTCP”), which is currently a three year overlapping equity incentive plan. The terms and components of the LTCP are established each year by the Human Resources Committee of the Board. You will first become fully eligible to participate in the LTCP for the 2015-2017 performance cycle.

As we discussed, the Company is currently evaluating significant changes to the structure of the LTCP. Therefore, while the exact terms of your 2015-2017 LTCP will be set forth more specifically in definitive award agreements, generally speaking you will receive the following: (i) a grant of 90,000 stock options vesting in equal annual installments, based on your anniversary date, over a three-year period with a ten year expiration; (ii) 65,000 shares of restricted stock that will vest fully on December 31, 2017, and (iii) 65,000 performance share units that will vest based on an EBITDA metric for the performance period. All such awards will be memorialized in written agreements and shall be made in accordance with the Company’s 2008 Omnibus Incentive Plan (as amended).

Target incentives do not constitute a promise of payment. Your actual payout will depend on achievement of individual and/or Company performance objectives, established annually by the Board, and will be governed by the terms and conditions of the applicable plan documents. Eligibility for participation in the incentive plans is subject to annual review. All incentive payouts are subject to applicable taxes, deductions, and withholdings.

Board Membership:
You will continue to serve as a member of the Board following your Employment Start Date in your current Director Class pursuant to the Company’s current Board structure and nominated for election by the Company at every third annual meeting of the Company’s stockholders during your employment. Your service as a member of the Board will be subject to approval by the shareholders of the Company. If elected to the Board of the Company, you will have all the duties and responsibilities as are commensurate with the position of director. However, you will receive no additional compensation for serving as a director of the Company. Upon termination of your employment as President and Chief Executive Officer of the Company for any reason, unless otherwise determined by the Board, you will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by you. During your employment, you will also serve on the Board of Directors of Kreher Steel to the extent your duties and responsibilities permit.

Benefits:
You and your eligible dependents may participate in the Company’s health insurance benefits (medical, dental, and vision), life insurance, short term and long term disability, and flexible spending account in accordance with the terms of each plan. You will also be eligible to participate in the Company’s 401(k) plan, which provides an employer match up to 6% of employee contributions, and a non-qualified deferred compensation plan which will allow you to continue contributing and receiving the employer match beyond the IRS limits for qualified plans. Other benefits include vacation, and a range of other additional programs available to you. Please refer to our benefit plan documents for eligibility and terms of coverage. Of course, A.M. Castle reserves the right to amend or terminate its benefits at any time. An exception to the vacation policy for new hires will entitle you to five (5) weeks of PTO each year beginning in 2015 on a prorated basis, in accordance the Company’s Paid Time Off policy.

Indemnification:
As an executive officer of the Company, you will be entitled to enter into the Company’s standard indemnification agreement which is offered to all of its officers.  This indemnification agreement is effective upon signed acceptance by the executive officer. You will also be entitled to Company-provided excess personal liability insurance coverage in the amount provided to all of its officers.

Automobile & Cell Phone Benefits:
This position is eligible for an “executive class” company vehicle for your business and personal use in accordance with the Company’s automobile policy. There is a minimum of $20 per pay period administrative fee paid as an employee payroll deduction for this benefit. Additionally, this benefit includes a fuel card. Both the car and the fuel card are taxable benefits for any personal usage. Please note these allowance benefits are subject to change or modification at any time.

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Relocation to the Chicago Area:
You will be entitled to a full A M. Castle relocation. We will work together in good faith to amend the benefits provided in the Company's Relocation Policy (attached as Exhibit A) to better fit your circumstances. For up to one year following your Employment Start Date the Company will provide you with a Company-paid, furnished apartment for you and your wife near the Company’s headquarters in Oak Brook, Illinois; (ii) the Company will gross up the imputed income related to the apartment to offset any tax impact to you; (iii) at the end of the one year period of Company-provided housing, you will be entitled to relocate to the Chicago area with full relocation benefits.

The Relocation Policy will require you to sign an agreement providing that if you voluntarily terminate your employment with the Company within two (2) years of receipt of relocation assistance you will be obligated to repay the Company on the following schedule:

0 to 12 Months - 100% Repayment
12 to 24 Months - 50% Repayment
After 24 Months - 0% Repayment

Termination Arrangements:
As an executive officer of the Company, you will be eligible for severance benefits in the event of termination of employment without Cause or following a change in control of the Company. The Company will enter into separate agreements with you consisting of a Severance Agreement, attached as Exhibit B (the “Severance Agreement”), and a Change in Control Agreement, attached as Exhibit C (the “Change in Control Agreement”), to address termination situations not precipitated by your conduct.

The Severance Agreement provides severance benefits to you in exchange for your agreement to comply with certain covenants. The benefits payable under the Severance Agreement are not available if benefits are received under the Change in Control Agreement. The Company provides benefits under the Change in Control Agreement if an executive’s employment is involuntarily terminated other than for cause, generally, within two years following a change in control of the Company. Refer to the Severance Agreement and the Change in Control Agreement for the terms and conditions of those arrangements.

In addition to the severance benefits described above, in the event your employment is terminated for any reason, you will be entitled to the following accrued and unpaid benefits: (i) your base salary through the date of termination, (ii) except in the event of a termination by the Company for Cause, any prior fiscal year’s awarded but yet unpaid annual incentive compensation award earned by you, (iii) accrued but unused vacation pay through the date of termination, (iv) unreimbursed business expenses incurred in accordance with the Company’s policy, and (v) other vested benefits and benefits continuation/conversion rights, if any, in accordance with applicable plans, programs and arrangements of the Company (other than Company severance plans).

Death or Disability:
In addition to the benefits provided to you under the Severance Agreement and the Change in Control Agreement, in the event of your death or if you are unable to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by you hereunder due to illness, injury, physical or mental incapacity or other disability, for ninety (90) consecutive days or shorter periods aggregating at least one hundred eighty (180) days within any twelve (12) month period, or, if longer, the elimination period under the Company’s long-term disability plan applicable to you (“Disability”) and your employment is terminated by Company, then you will be entitled to the following benefits (except that in the case of Disability, you will only be entitled to such benefits if you execute and timely deliver to the Company a valid release as provided in accordance with section 7 of the Severance Agreement and the revocation period for such release has expired without revocation):

(i) annual STIP award for the year in which your death or Disability occurs, pro-rated for the number of days during such year that you were employed prior to the date of termination of employment; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such STIP award have actually been met (with you being deemed to have achieved one hundred percent of any applicable individual performance measures);

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(ii) with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to you by the Company, a payment equal to the amount you would have received under each such award had you continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that you were employed prior to the date of termination of employment; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met with respect to any granted but not awarded LTCP performance share units; and

(iii) pro rata vesting (based on the number of months of your employment during the vesting period) of each then-outstanding and nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation award granted to you by the Company.

Executive Stock Ownership Guidelines:
Under the Company’s executive stock ownership guidelines, as amended from time to time, officers of the Company are required to hold a specified amount of Company stock before divesting of any equity awards. As President and Chief Executive Officer you will be required to hold five times your annual base salary in Company common stock, which must be achieved within five years of your Employment Start Date.

Non-Disparagement:
You agree that, while you are employed by the Company, and after your termination of employment with the Company, you will not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While you are employed by the Company, and after your termination of employment with the Company, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications or in their internal, company-wide employee communications shall make any false, defamatory or disparaging statements about you that are reasonably likely to cause material damage to you. The foregoing shall not preclude you or the Company from making truthful statements that are required by applicable law, regulation or legal process.
Code Section 409A:
To the extent applicable, it is intended that portions of this offer letter either comply with or be exempt from the provisions of Section 409A of the Code (as defined in the Severance Agreement).  Any provision of this offer letter that would cause this offer letter to fail to comply with or be exempt from Code Section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and you hereby agree not to withhold consent unreasonably to any amendment requested by the Company for the purpose of either complying with or being exempt from Code Section 409A).

Employment At-Will:
Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or A.M. Castle, with or without cause and with or without notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by you and the Chairman of the Board.

Entire Agreement:
This offer letter and the Exhibits and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

Pre-Employment Drug Screening:
Please understand that this offer is contingent upon the successful completion of your pre-employment drug testing. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

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Accepting this Offer:
This offer is contingent on you starting employment at the Company on or before April 17, 2016, or a date mutually agreed upon between you and the Company. This offer will expire on April 18, 2017, if not accepted on or prior to that date. To accept this offer, please sign this letter in the space provided below and scan and email the following signed documents to Marec Edgar at medgar@amcastle.com.

I look forward to your contributions to the success of A. M. Castle. Feel free to contact me or Marec Edgar at 847-349-2516 if you have any questions.

Sincerely,

/s/ Brian P. Anderson
Brian P. Anderson
Chairman of the Board
A.M. Castle & Co.

I accept this offer of employment as outlined above.

/s/ Steven Scheinkman	4/16/2015	4/17/2015
Steven Scheinkman	Date	Planned Employment Start Date
(contingent upon completion of a satisfactory background and drug check)

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